Exhibit 99.1

TIMCO Aviation Services, Inc.

NEWS

Release:	October 15, 2004

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
Fritz Baumgartner, Vice President, Controller & Chief Accounting Officer
(336) 668-4410

TIMCO AVIATION SERVICES, INC. ANNOUNCES RESIGNATION OF C. ROBERT CAMPBELL

Greensboro, North Carolina, October 15, 2004 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced that C. Robert Campbell has resigned as Executive Vice President and Chief Financial Officer to pursue other interests.

Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “We thank Bob for his contributions to TIMCO over the last two plus years and we wish him well in his future endeavors.”

TIMCO Aviation Services, Inc. is among the world’s largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MR&O businesses: TIMCO, which, with its four active locations (Greensboro, NC, Macon, GA, Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world; Aircraft Interior Design and Brice Manufacturing, which specialize in the refurbishment of aircraft interior components and the manufacture and sale of aftermarket parts and new aircraft seats; TIMCO Engineered Systems, which provides engineering services both to our other MR&O operations and to our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engine. Visit TIMCO online at www.timco.aero.

This press release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and those identified below, could adversely affect the Company’s ability to obtain these results: the Company’s ability to continue to generate sufficient working capital from operations to meet its operating requirements and service its indebtedness, the Company maintaining good working relationships with its vendors and customers, competitive pricing for the Company’s products and services, the Company’s ability to achieve gross margins at which it can be profitable, including margins on services the Company performs on a fixed price basis, competition in the aircraft maintenance, repair and overhaul market, the Company’s ability to attract and retain qualified personnel in its business, utilization rates for the Company’s MR&O facilities, the Company’s ability to integrate future acquisitions, the Company’s ability to effectively manage its business, economic factors which affect the airline industry generally and thereby affect our business (since our customer base consists primarily of airlines and freight carriers), including the amount of aircraft maintenance being outsourced, the price of jet fuel and the ongoing war on terrorism, and changes in government regulations. Copies of the Company’s filings with the U.S. Securities and Exchange

TIMCO Aviation Services announces the resignation of C. Robert Campbell	Page 2

Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.